Exhibit 10.45
SECOND AMENDMENT TO SPLIT-DOLLAR AGREEMENT BETWEEN
MASTEC, INC. AND AUSTIN SHANFELTER
DATED NOVEMBER 1, 2002
     This Amendment made and entered into this 6th day of January, 2006, effective as of January 1, 2005, by and between MasTec, Inc., a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”) and the Austin Shanfelter Irrevocable Trust (the “Assignee”).
     WHEREAS, the Corporation and Austin Shanfelter, an individual residing in the state of Florida (the “Employee”), entered into a Split-Dollar Agreement on November 1, 2002 (the “Agreement”) to govern the rights and obligations of the parties with respect to that certain life insurance policy issued by John Hancock Variable Life Insurance Company (the “Policy”), insuring the life of the Employee and his wife, Pam Shanfelter (collectively the “Insureds”), which Policy is described in Exhibit A of the Agreement;
     WHEREAS, on December 1, 2002, in accordance with paragraph 11 of the Agreement, the Employee absolutely and irrevocably assigned all of his right, title and interest in and to the Agreement to the Assignee; and
     WHEREAS, in accordance with paragraph 13 of the Agreement, the parties desire to amend the Agreement to modify certain of their respective rights and obligations with respect to such Policy;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto hereby amend the Agreement, as follows, effective as of January 1, 2005.
     1. Paragraph 7b is amended by deleting the first sentence thereof, and substituting the following in lieu thereof:

Upon the death of the survivor of the Insureds, the Corporation shall have the unqualified right to receive a portion of such death benefit equal to the greater of (i) the total amount of the premiums paid by it hereunder plus 4% compounded annually, or (ii) the aggregate cash value of the Policy (excluding surrender charges or other similar charges or reductions) immediately before the death of the survivor of the Insureds (the “Corporation’s Death Benefit”).
     2. Paragraph 8(a) is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
     8. Termination of the Agreement During the Employee’s Lifetime. This Agreement shall terminate, during the Employee’s lifetime, without notice, upon the occurrence of any of the following events: (i) the Corporation’s (A) bankruptcy (with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)), or (B) dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended (“Code”); or (ii) the six (6) year anniversary of this Agreement.
     3. The second sentence of paragraph 9a is amended by deleting the sentence in its entirety, and substituting the following in lieu thereof:
The purchase price for the Policy shall be the greater of (i) the total amount of the premiums paid by the Corporation hereunder plus 4% compounded annually, or (ii) the then aggregate cash value of the Policy (excluding surrender charges or other similar charges or reductions).
     4. Except as herein amended, the parties hereby ratify and confirm the Agreement in all respects, effective as of January 1, 2005.

MASTEC, INC.
By /s/ C. Robert Campbell
C. Robert Campbell, CFO
"Corporation"

Attest
/s/ Alberto de Cardenas
Secretary

/s/ Austin Shanfelter
Trustee, Austin Shanfelter Irrevocable Trust “Assignee”

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